EXHIBIT 3.01

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
LOCATION BASED TECHNOLOGIES, INC.
a Nevada corporation

The undersigned, being all of the directors of Location Based Technologies, Inc., a Nevada corporation (the “Company”) hereby adopt the following resolutions by written consent without a formal meeting pursuant to applicable provisions of the Nevada Revised Statutes and Company’s By-laws.

RESOLVED, that Article 2, Section 2.1 of the Company’s amended and restated by-laws shall be amended in its entirety to read as follows:

“2.1           Manner and Place of Meetings.  Meetings of stockholders may be conducted in any manner permitted by the Nevada Revised Statutes as in effect from time to time.  If held at a physical location, meetings of stockholders shall be held at any place within our outside the State of Nevada designated by the board of directors and, in the absence of any such designation, the physical location shall be the principal executive office of the Corporation.  “Virtual” meetings via telephone or electronic communication shall emanate from the principal executive office of the Corporation unless otherwise directed by the board of directions.”

RESOLVED FURTHER, that reference to “Section 78.310(8) and (9)” in the Section 2.6 of the Company’s by-laws, shall be deleted and replaced with “Section 78.370(8) and (9).”

IN WITNESS WHEREOF, the undersigned being all of the directors of Location Based Technologies, Inc., have executed this Action by Unanimous Written Consent as of the 28th day of June 2010.

_____________________	________________________	______________________
David Morse	Joseph Scalisi	Desiree Mejia

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
LOCATION BASED TECHNOLOGIES, INC.
a Nevada corporation

The undersigned, being all of the directors of Location Based Technologies, Inc., a Nevada corporation (the “Company”) hereby adopt the following resolutions by written consent without a formal meeting pursuant to applicable provisions of the Nevada Revised Statutes and Company’s By-laws.

RESOLVED, that the date for the annual meeting of shareholders of this Company shall be held at 1:00 p.m. Pacific Time, on August 25, 2010, virtually through Broadridge’s telephonic and web-enabled options.

RESOLVED FURTHER, that the record date for shareholders eligible to vote at the annual meeting of the shareholders shall be June 30, 2010.

RESOLVED FURTHER, that the matters to be voted on at the annual meeting of shareholders shall be the election of directors, and such other matters as may properly come before the meeting.

RESOLVED FURTHER, that the nominees for director to be placed before the annual meeting of shareholders shall be David Morse, Joseph Scalisi and Desiree Mejia.

RESOLVED FURTHER, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

RESOLVED FURTHER, that this action may be executed in one or more counterparts, all of which taken together shall constitute one document.

IN WITNESS WHEREOF, the undersigned being all of the directors of Location Based Technologies, Inc., have executed this Action by Unanimous Written Consent as of the 29th day of June 2010.

_____________________	________________________	______________________
David Morse	Joseph Scalisi	Desiree Mejia